Exhibit 23.1

HANSEN, BARNETT & MAXWELL, P.C.

A Professional Corporation
CERTIFIED PUBLIC ACCOUNTANTS	Registered with the Public Company
Accounting Oversight Board
5 Triad Center, Suite 750
Salt Lake City, UT 84180-1128
Phone: (801) 532-2200
Fax: (801) 532-7944
www.hbmcpas.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
International Isotopes, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 31, 2010, relating to the consolidated financial statements of International Isotopes, Inc., which appears in the Annual Report on Form 10-K of International Isotopes, Inc. for the year ended December 31, 2009.

We also consent to the use of our name and the reference to us in the “Experts” section of the Registration Statement.

HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah
June 16, 2010